Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement Nos. 333-260190 and 333-268631 on Forms S-8, filed on or about March 1, 2024, of SharpLink Gaming, Inc. of our report dated April 27, 2022, relating to the consolidated financial statements of SportsHub Games Network, Inc., and Subsidiaries as of and for the year ended December 31, 2020, appearing in the Annual Report on Form 10-K (as amended) for the year ended December 31, 2022 of SharpLink Gaming Ltd.

/s/ RSM US LLP

Minneapolis, Minnesota

March 1, 2024